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                                                                   Exhibit 99.1
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BAKER
                                                         N E W S  R E L E A S E
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                                         CONTACT:     David Higie
                                         PHONE:       (412) 269-6449
                                         RELEASE:     Immediate (May 13, 2003)


BAKER TO ANNOUNCE FIRST QUARTER 2003 FINANCIAL RESULTS ON MAY 27


         PITTSBURGH -- Michael Baker Corporation (AMEX:BKR) announced today that it will release its 2003 first quarter financial results following the market close on Tuesday, May 27, and hold its conference call and webcast to discuss the results at 10:00 a.m. EDT on Thursday, May 29.
         In this connection, the company will be notifying the Securities and Exchange Commission that it needs additional time to file its Form 10-Q for the 2003 first quarter. This extra time is required by the company to ensure the accuracy and quality of the financial information being provided by its newly-implemented information systems.
         Based on information available to date, the company expects to report net income below the $1.7 million reported in the 2002 first quarter. This earnings shortfall is due to the overall mix of project work in the Energy segment, which is yielding lower than expected margins; higher occupancy costs and related relocation expenses for the company's largest office facility, which also includes its headquarters, near Pittsburgh; and the costs associated with the infrastructure and amortization of the new information systems.
         Additionally, as the company noted in its 2002 Annual Report to Shareholders, it expected that its short-term liquidity during the first half of 2003 would be impacted by changes in its billing process related to the implementation of the new information systems. Accordingly, the company recently secured an additional $5.0 million, 90-day credit facility in order to maintain liquidity.
         Michael Baker Corporation (www.mbakercorp.com) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,200 employees in over 30 offices across the United States and internationally.

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